Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sunstone China Limited:

We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-140078, 333-143789, 333-149250, 333-156958 and 333-159949) of BMP Sunstone Corporation and the registration statement on Form S-8 (No. 333-143740) of BMP Sunstone Corporation of our report dated March 12, 2008, with respect to the consolidated balance sheet of Sunstone China Limited, formerly known as Hong Kong Fly International Health Care Limited and subsidiary (the “Company”) as of December 31, 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the two-month period ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of BMP Sunstone Corporation. Our report contains an explanatory paragraph that states (i) on February 18, 2008, BMP Sunstone Corporation, formerly known as Beijing Med-Pharm Corporation, consummated the acquisition of the remaining 51% of the equity interest in the Company, which was not previously owned and (ii) the financial statements of the Company do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction.

/s/    KPMG

Hong Kong, China

March 15, 2010